Exhibit 99.1

ITW Reports Fourth Quarter and Full Year 2020 Results
Provides 2021 Guidance Including EPS Growth of 18% at the Mid-point

Fourth-Quarter 2020 Highlights
•Total revenue of $3.5 billion, an increase of 5% versus Q3 2020
•Record Q4 operating income of $883 million, an increase of 7% year-over-year
•Record Q4 operating margin of 25.4% as enterprise initiatives contributed 130 basis points
•GAAP EPS of $2.02, an increase of 2%, or 7% excluding $0.11 of divestiture gains in Q4 2019
•Record Q4 after-tax ROIC of 32.0%, an increase of 310 basis points
•Strong free cash flow of $705 million, 110% of net income

2021 Guidance
•Organic growth of 7 to 10%
•GAAP EPS of $7.60 to $8.00, an increase of 15 to 21%

GLENVIEW, IL., February 5, 2021 - Illinois Tool Works Inc. (NYSE: ITW) today reported its fourth-quarter and full-year 2020 results.

“The ITW team closed out 2020 with another quarter of strong execution and financial performance, generating revenue of $3.5 billion and delivering all-time record Q4 operating income, operating margin, and ROIC performance,” said E. Scott Santi, chairman and chief executive officer.

“Looking back at 2020 in its entirety, our people around the world provided another meaningful demonstration of the power of the ITW Business Model and the differentiating value of our decentralized entrepreneurial culture in how the company responded to the unprecedented events and challenges of the past year. While it was the unique circumstances that we faced and our response to them that defined the year, it was the sum total of all that the ITW team has built over the last eight years through the execution of our enterprise strategy that gave us the capabilities and options to respond as we did. In the face of a global pandemic, our ability to deliver strong operational and financial performance while remaining fully invested in the execution of our long-term enterprise strategy provides further evidence that ITW is a company that has the enduring competitive advantages, resilience, and agility necessary to deliver consistent top tier performance in any environment and over the long term. I offer my heartfelt thanks to all my ITW colleagues for their dedication and commitment to keeping their co-workers safe, serving our customers with excellence, and continuing to make progress on our path to ITW’s full-potential performance,” Santi concluded.

2020 Results
Fourth-quarter revenue of $3.5 billion increased 0.2 percent versus prior year, as organic revenue declined 0.9 percent, divestitures reduced revenue by 0.7 percent and foreign currency translation impact was favorable by 1.8 percent. Product Line Simplification (PLS) reduced organic revenue by 20 basis points. GAAP EPS increased two percent to $2.02. Excluding $0.11 of divestiture gains in the fourth quarter of 2019, EPS increased seven percent. Operating income increased seven percent to $883 million. Operating margin was 25.4 percent, an increase of 170 basis points with enterprise initiatives contributing 130 basis points. Free cash flow was $705 million, 110 percent of net income. After-tax return on invested capital improved to 32.0 percent compared to 28.9 percent in the prior year period. The effective tax rate for the fourth quarter was 22.1 percent.

Full year revenue of $12.6 billion declined 10.9 percent, as organic revenue declined 9.8 percent, divestitures reduced revenue by 0.9 percent and foreign currency translation impact was unfavorable by 0.2 percent. PLS reduced organic revenue by 30 basis points. 2020 GAAP EPS declined fourteen percent to $6.63. Operating margin of 22.9 percent was down from 24.1 percent in the prior year as the impact of lower volumes was partially offset by enterprise initiatives of 120 basis points. Free cash flow was $2.6 billion, 122 percent of net income. After-tax return on invested capital was 26.2 percent. The company repurchased $706 million of its own shares and raised its dividend seven percent in August 2020 to an annualized $4.56 per share. The effective tax rate for the full year was 22.0 percent.

2021 Guidance
The company initiated full-year GAAP EPS guidance in a range of $7.60 to $8.00 per share, an increase of 15 to 21 percent. Organic growth is expected to be in the range of seven to ten percent. Revenue is expected to grow in the range of nine to twelve percent as foreign currency translation at current exchange rates is projected to increase revenues by approximately two percent. PLS impact is forecasted to be approximately 50 basis points. Operating margin is expected to be in a range of 24 to 25 percent, with enterprise initiatives contributing approximately 100 basis points. Free cash flow is expected to be greater than 100 percent of net income. The company plans to repurchase approximately $1 billion of its shares in 2021 and expects an effective tax rate in the range of 23 to 24 percent.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial measures. A reconciliation of these measures to the most directly comparable GAAP measures is included in the attached supplemental reconciliation schedule. The estimated guidance of Free Cash Flow conversion rate is based on assumptions that are difficult to predict, and a reconciliation of estimated Free Cash Flow to the most directly comparable GAAP measure has been omitted due to the unreasonable efforts required in connection with such a reconciliation and the lack of availability of reliable forward-looking cash flow and operating information.

Forward-looking Statement
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements regarding the potential effects of the COVID-19 pandemic, related government actions and the company’s strategy in response thereto on the company’s business, the anticipated duration of the company’s COVID-19 containment and recovery phases, expected impact of tariffs and raw material inflation, product line simplification activities and enterprise initiatives, future financial performance, operating performance, free cash flow, organic and total revenue, operating margin, price/cost impact, statements regarding diluted income per share, restructuring expenses and related benefits, expected adjustments to capacity and cost structure, expected dividend payments, expected repatriation, after-tax return on invested capital, expected total shareholder returns, effective tax rates, exchange rates, expected access to liquidity sources, expected capital allocation, expected timing and amount of share repurchases, end market economic and regulatory conditions, potential acquisitions and dispositions and related impact on financial results, including statements with respect to the acquisition of the MTS Test & Simulation business, and the Company’s 2021 guidance. These statements are subject to certain risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW's Form 10-K for 2019 and subsequent reports filed with the SEC.

About Illinois Tool Works
ITW (NYSE: ITW) is a Fortune 200 global multi-industrial manufacturing leader with revenues totaling $12.6 billion in 2020. The company’s seven industry-leading segments leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW’s approximately 43,000 dedicated colleagues around the world thrive in the company’s decentralized and entrepreneurial culture. www.itw.com

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions except per share amounts	2020	2019	2020	2019
Operating Revenue	$3,475	$3,469	$12,574	$14,109
Cost of revenue	2,000	2,022	7,375	8,187
Selling, administrative, and research and development expenses	557	586	2,163	2,361
Amortization and impairment of intangible assets	35	37	154	159
Operating Income	883	824	2,882	3,402
Interest expense	(52)	(51)	(206)	(221)
Other income (expense)	(7)	58	28	107
Income Before Taxes	824	831	2,704	3,288
Income taxes	182	190	595	767
Net Income	$642	$641	$2,109	$2,521

Net Income Per Share:
Basic	$2.03	$2.00	$6.66	$7.78
Diluted	$2.02	$1.99	$6.63	$7.74

Cash Dividends Per Share:
Paid	$1.14	$1.07	$4.35	$4.07
Declared	$1.14	$1.07	$4.42	$4.14

Shares of Common Stock Outstanding During the Period:
Average	316.7	321.2	316.9	323.9
Average assuming dilution	318.1	322.9	318.3	325.6

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

In millions	December 31, 2020	December 31, 2019
Assets
Current Assets:
Cash and equivalents	$2,564	$1,981
Trade receivables	2,506	2,461
Inventories	1,189	1,164
Prepaid expenses and other current assets	264	296
Assets held for sale	—	351
Total current assets	6,523	6,253

Net plant and equipment	1,777	1,729
Goodwill	4,690	4,492
Intangible assets	781	851
Deferred income taxes	533	516
Other assets	1,308	1,227
	$15,612	$15,068

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt	$350	$4
Accounts payable	534	472
Accrued expenses	1,284	1,217
Cash dividends payable	361	342
Income taxes payable	60	48
Liabilities held for sale	—	71
Total current liabilities	2,589	2,154

Noncurrent Liabilities:
Long-term debt	7,772	7,754
Deferred income taxes	588	668
Noncurrent income taxes payable	413	462
Other liabilities	1,068	1,000
Total noncurrent liabilities	9,841	9,884

Stockholders' Equity:
Common stock	6	6
Additional paid-in-capital	1,362	1,304
Retained earnings	23,114	22,403
Common stock held in treasury	(19,659)	(18,982)
Accumulated other comprehensive income (loss)	(1,642)	(1,705)
Noncontrolling interest	1	4
Total stockholders' equity	3,182	3,030
	$15,612	$15,068

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Three Months Ended December 31, 2020
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$800	$191	23.9%
Food Equipment	471	106	22.3%
Test & Measurement and Electronics	534	153	28.6%
Welding	368	107	28.9%
Polymers & Fluids	437	111	25.4%
Construction Products	430	112	26.2%
Specialty Products	439	119	27.0%
Intersegment	(4)	—	—%
Total Segments	3,475	899	25.8%
Unallocated	—	(16)	—%
Total Company	$3,475	$883	25.4%

Twelve Months Ended December 31, 2020
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$2,571	$457	17.8%
Food Equipment	1,739	342	19.6%
Test & Measurement and Electronics	1,963	507	25.8%
Welding	1,384	376	27.1%
Polymers & Fluids	1,622	402	24.8%
Construction Products	1,652	421	25.5%
Specialty Products	1,660	432	26.0%
Intersegment	(17)	—	—%
Total Segments	12,574	2,937	23.4%
Unallocated	—	(55)	—%
Total Company	$12,574	$2,882	22.9%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Q4 2020 vs. Q4 2019 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	7.8%	(19.1)%	(3.1)%	(2.4)%	6.8%	8.1%	(2.8)%	(0.9)%
Acquisitions/ Divestitures	—%	—%	(1.9)%	(3.1)%	—%	—%	(0.3)%	(0.7)%
Translation	2.6%	1.8%	1.7%	0.7%	0.2%	3.8%	1.5%	1.8%
Operating Revenue	10.4%	(17.3)%	(3.3)%	(4.8)%	7.0%	11.9%	(1.6)%	0.2%

Q4 2020 vs. Q4 2019 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	140 bps	(470) bps	(70) bps	(50) bps	160 bps	160 bps	(60) bps	(20) bps
Changes in Variable Margin & OH Costs	120 bps	(60) bps	110 bps	280 bps	10 bps	240 bps	270 bps	160 bps
Total Organic	260 bps	(530) bps	40 bps	230 bps	170 bps	400 bps	210 bps	140 bps
Acquisitions/ Divestitures	—	—	40 bps	50 bps	—	—	30 bps	10 bps
Restructuring/Other	10 bps	10 bps	(30) bps	70 bps	70 bps	—	10 bps	20 bps
Total Operating Margin Change	270 bps	(520) bps	50 bps	350 bps	240 bps	400 bps	250 bps	170 bps

Total Operating Margin % *	23.9%	22.3%	28.6%	28.9%	25.4%	26.2%	27.0%	25.4%

* Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	40 bps	80 bps	180 bps	20 bps	300 bps	20 bps	90 bps	110 bps**
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.09) on GAAP earnings per share for the fourth quarter of 2020.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Full Year 2020 vs Full Year 2019 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	(16.0)%	(20.6)%	(4.9)%	(11.8)%	(1.4)%	1.5%	(8.2)%	(9.8)%
Acquisitions/ Divestitures	—%	—%	(2.8)%	(3.7)%	—%	—%	(0.8)%	(0.9)%
Translation	(0.1)%	0.1%	0.3%	—%	(1.4)%	0.2%	(0.1)%	(0.2)%
Operating Revenue	(16.1)%	(20.5)%	(7.4)%	(15.5)%	(2.8)%	1.7%	(9.1)%	(10.9)%

Full Year 2020 vs Full Year 2019 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	(330) bps	(540) bps	(130) bps	(220) bps	(30) bps	30 bps	(180) bps	(230) bps
Changes in Variable Margin & OH Costs	(90) bps	(140) bps	120 bps	60 bps	180 bps	130 bps	90 bps	70 bps
Total Organic	(420) bps	(680) bps	(10) bps	(160) bps	150 bps	160 bps	(90) bps	(160) bps
Acquisitions/ Divestitures	—	—	40 bps	60 bps	—	—	40 bps	10 bps
Restructuring/Other	50 bps	—	(10) bps	40 bps	50 bps	30 bps	60 bps	30 bps
Total Operating Margin Change	(370) bps	(680) bps	20 bps	(60) bps	200 bps	190 bps	10 bps	(120) bps

Total Operating Margin % *	17.8%	19.6%	25.8%	27.1%	24.8%	25.5%	26.0%	22.9%

* Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	50 bps	80 bps	250 bps	20 bps	330 bps	30 bps	90 bps	130 bps**
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.37) on GAAP earnings per share for 2020.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Dollars in millions	2020	2019	2020	2019
Operating income	$883	$824	$2,882	$3,402
Tax rate	22.1%	22.8%	22.0%	24.0%
Income taxes	(194)	(188)	(633)	(815)
Operating income after taxes	$689	$636	$2,249	$2,587

Invested capital:
Trade receivables	$2,506	$2,461	$2,506	$2,461
Inventories	1,189	1,164	1,189	1,164
Net assets held for sale	—	280	—	280
Net plant and equipment	1,777	1,729	1,777	1,729
Goodwill and intangible assets	5,471	5,343	5,471	5,343
Accounts payable and accrued expenses	(1,818)	(1,689)	(1,818)	(1,689)
Other, net	(385)	(481)	(385)	(481)
Total invested capital	$8,740	$8,807	$8,740	$8,807

Average invested capital	$8,606	$8,797	$8,576	$9,028
After-tax return on average invested capital	32.0%	28.9%	26.2%	28.7%

A reconciliation of the 2019 effective tax rate excluding the third quarter 2019 discrete tax benefit of $21 million is as follows:

	Twelve Months Ended
	December 31, 2019
Dollars in millions	Income Taxes	Tax Rate
As reported	$767	23.3%
Discrete tax benefit related to third quarter	21	0.7%
As adjusted	$788	24.0%

FREE CASH FLOW (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Dollars in millions	2020	2019	2020	2019
Net cash provided by operating activities	$773	$774	$2,807	$2,995
Less: Additions to plant and equipment	(68)	(82)	(236)	(326)
Free cash flow	$705	$692	$2,571	$2,669

Net income	$642	$641	$2,109	$2,521
Free cash flow to net income conversion rate	110%	108%	122%	106%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

TOTAL DEBT TO EBITDA (UNAUDITED)

Twelve Months Ended
Dollars in millions	December 31, 2020
Total debt	$8,122

Net income	$2,109
Add:
Interest expense	206
Other income	(28)
Income taxes	595
Depreciation	273
Amortization and impairment of intangible assets	154
EBITDA	$3,309
Total debt to EBITDA ratio	2.5x